Exhibit 21.1

List of Subsidiaries of the Registrant

Name of Company	Incorporated
QT Imaging, Inc.*	Delaware
QT Ultrasound Labs, Inc.*	Delaware

*	100% owned subsidiary of QT Imaging Holdings, Inc.